Exhibit 10.5
AMENDED AND RESTATED BERRY CORPORATION (BRY)
NON-EMPLOYEE DIRECTOR
COMPENSATION POLICY
(Adopted as of August 11, 2025)
Each member of the Board of Directors (“Board”) of Berry Corporation (bry) (the “Company”) who is not an employee of the Company and who does not otherwise waive in writing his or her compensation thereunder (each such individual a “Non-Employee Director”) shall receive the compensation described in this Amended and Restated Non-Employee Director Meeting Fee Compensation Policy (the “Policy”).

Authority of the Compensation Committee
The Compensation Committee of the Board (the “Committee”) has the authority and responsibility to review Non-Employee Director compensation and make a recommendation to the Board regarding the form and amount of Non-Employee Director compensation for services on the Board and its committees based upon the Committee’s consideration of the responsibilities and time commitment of Non-Employee Directors, as well as competitive information.
Meeting Fees
In addition to any other compensation approved by the Board and unless otherwise determined by the Board, and to the extent that the annual cash retainer payable to Non-Employee Directors is based on a flat amount, if in any calendar year a Non-Employee Director attends more than an aggregate 24 meetings of the Board and/or of a committee of which such Non-Employee Director is a member (each a “Covered Meeting”), such Non-Employee Director shall be entitled to receive meeting fees of $1,200 per meeting for each subsequent Covered Meeting. Any such supplemental meeting fees will be paid on a quarterly basis, in arrears.
Change in Control
If the Company undergoes a Change in Control (as defined in the Berry Corporation (bry) Omnibus Incentive Plan) and following the Change in Control any Non-Employee Director does not serve on the Board of Directors of the surviving entity, then, notwithstanding anything to the contrary, the Board may determine to pay such non-continuing Non-Employee Director in full the cash retainer for the remainder of the calendar year in which the Change in Control occurs. To the extent approved by the Board and unless otherwise determined by the Board, such retainer shall be paid to the Non-Employee Director immediately prior to the Change in Control.